UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Palmetto Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Palmetto Bancshares, Inc. to be held on April 22, 2003, at 3:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina.

The following Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of Palmetto Bancshares, Inc., as well as representatives of Elliott Davis, LLC, our independent auditors, will be present to respond to any questions shareholders may have.

To ensure proper representation of your shares at the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote will be counted in the event that you are unable to attend.

Sincerely,

L. LEON PATTERSON

Chairman and

Chief Executive Officer

PALMETTO BANCSHARES, INC.

301 HILLCREST DRIVE

POST OFFICE BOX 49

LAURENS, SOUTH CAROLINA 29360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2003

To the Shareholders of Palmetto Bancshares, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Palmetto Bancshares, Inc. (the “Company”) will be held on April 22, 2003, at 3:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina, for the following purposes:

1.	To elect four Directors to hold office until their respective terms expire or until their successors are duly elected and qualified;

2.	To approve the Amendment to the Palmetto Bancshares, Inc. 1997 Stock Compensation Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Pursuant to South Carolina’s Business Corporation Act, March 3, 2003 has been set as the record date for the determination of holders of Common Stock entitled to notice and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

L. LEON PATTERSON

Chairman and Chief Executive Officer

Laurens, South Carolina

March 18, 2003

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

PALMETTO BANCSHARES, INC.

301 HILLCREST DRIVE

POST OFFICE BOX 49

LAURENS, SOUTH CAROLINA 29360

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 2003

This Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card (“Proxy Materials”) are being furnished to shareholders in connection with a solicitation of proxies by the Board of Directors of Palmetto Bancshares, Inc. (the “Company”). This solicitation is being made in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 22, 2003, at 3:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina. These Proxy Materials are being mailed on or about March 18, 2003.

Voting Matters

Shareholders of record as of the close of business on March 3, 2003 will be entitled to vote at the Annual Meeting. At the close of business on March 3, 2003, there were 6,329,909 shares of the Company’s $5.00 par value common stock (“Common Stock”) outstanding. Holders of Common Stock are entitled to one vote per share on each of the matters presented at the Annual Meeting or any adjournments thereof. Shares may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing at least fifty-one percent of the outstanding shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Revocability of Proxy

Shares represented by a properly executed Proxy in the accompanying form and given by a shareholder, and not revoked, will be voted in accordance with such instructions. As stated in the Proxy, if a returned Proxy does not specify otherwise, the shares represented thereby will be voted in favor of the proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting, by oral or written notice, to Palmetto Bancshares, Inc., 301 Hillcrest Drive, Post Office Box 49, Laurens, South Carolina 29360, Attn: Teresa M. Crabtree, Corporate Secretary, (864) 984-8321, by execution and delivery of a subsequent proxy, or by attendance and voting in person at the Annual Meeting.

Solicitation of Proxies

The Company is making this solicitation of proxies, and the Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. Banks, brokers and other custodians are requested to forward Proxy Materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in conjunction with the sending of Proxy Materials to beneficial owners of the shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominations for Election of Directors

The Company’s Board of Directors is currently comprised of twelve persons. The Board of Directors is divided into three classes of Directors with each class being elected for staggered three-year terms. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees (as defined below) will not be considered to be either affirmative or negative votes.

Identification of Nominees

Management proposes to nominate to the Board of Directors the four persons listed as nominees (the “Nominees”) in the table below. Each of the Nominees is currently serving as a Company Director. Each Nominee, if elected, will serve until the expiration of his or her respective term and until such Nominee’s successor is duly qualified. Unless authority to vote with respect to the election of one or more Nominees is “WITHHELD,” it is the intention of the persons named in the accompanying Proxy to vote such Proxy for the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept nomination or election, it is the intention of the person named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote for the election of such other persons as management may recommend.

The following table sets forth the names and ages of the four Nominees for Director and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director of the Company.

Name	Age	Position or Office with the Company	Director Since
Nominees For Directors
		Terms expiring in 2006
L. Leon Patterson	61	Director, Chairman of the Board and Chief Executive Officer	1971
J. David Wasson, Jr.	57	Director	1979
Sam B. Phillips, Jr.	61	Director	2000
William S. Moore	57	Director	1997

Directors Continuing In Office
		Terms expiring in 2005
John T. Gramling, II	61	Director	1984
James M. Shoemaker, Jr.	70	Director	1984
Paul W. Stringer	59	Director, President and Chief Operating Officer	1986
Edward K. Snead, III	43	Director	1997

		Terms to expire in 2004
W. Fred Davis, Jr.	59	Director	1978
David P. George, Jr.	62	Director	1973
Michael D. Glenn	62	Director	1994
Ann B. Smith	42	Director	1997

Business Experience of Nominees and Directors

Mr. Patterson has served as Chairman of the Board and Chief Executive Officer of the Company since April 1990 and as Chairman of the Board and Chief Executive Officer of The Palmetto Bank, a wholly owned subsidiary of the Company, since March 1986. From April 1990 to April 1994, he served as Chairman of the Board and President of the Company, and from 1982 to April 1990 he served as President of the Company. Mr. Patterson also served as Chairman and President of The Palmetto Bank from January 1978 to February 1986 and as President in 1977.

Mr. Wasson has been President and Chief Executive Officer of Laurens Electric Cooperative, Inc., a member-owned rural electric cooperative in Upstate South Carolina, since 1975.

Mr. Phillips has been Chief Executive Officer, President, and Owner of S.B. Phillips Company, Inc., an umbrella organization for several other businesses including Phillips Staffing Services, a temporary staffing agency in Greenville, South Carolina, since 1968. He has served as Chairman for S.B. Phillips Company, Inc. since 1999. Mr. Phillips also serves as a director on the boards of the South Carolina Chamber of Commerce and St. Francis Hospital Foundation.

Mr. Moore, an investor since 1993, is the former President of Reeves Brothers, Inc., in Spartanburg, South Carolina.

Mr. Gramling has served as Vice President and Secretary of Gramling Brothers, Inc., a diversified orchard business, since 1965, and has been the President of Gramling Brothers, Inc. Real Estate, a real estate sales and development company in Gramling, South Carolina, since 1970.

Mr. Shoemaker has been a member with the law firm of Wyche, Burgess, Freeman and Parham, P.A., in Greenville, South Carolina, since 1965. Mr. Shoemaker also serves as a director of Ryan’s Family Steak Houses, Inc., and Span-America Medical Systems, Inc.

Mr. Stringer has served as President and Chief Operating Officer of the Company since April 1994 and as President and Chief Operating Officer of The Palmetto Bank since March 1986. From April 1990 to April 1994, he served as Executive Vice President of the Company, and from 1982 to April 1990 he served as Vice President of the Company. Mr. Stringer also has served as Executive Vice President of The Palmetto Bank from May 1981 to February 1986, as Senior Vice President from July 1978 to April 1981, and as Vice President from January 1977 to June 1978. Mr. Stringer also serves as a director of the South Carolina Board of Financial Institutions, as chairman of the South Carolina Bankers Employee Benefit Trust and serves on the administrative committee of the Community Bankers Council of the American Bankers Association.

Mr. Snead has been the owner and President of Snead Builders Supply Company, Inc., a Greenwood, South Carolina based family owned and operated building supply store, since 1981.

Mr. Davis was owner and President of Palmetto Spinning Corporation, where he was employed from 1969 to 1995. Mr. Davis retired in 1995.

Mr. George has been General Manager of George Motor Company, an automobile dealership in Laurens, South Carolina, since 1964.

Mr. Glenn has been a partner with the law firm of Glenn, Haigler, McClain & Stathakis, LLP since 1992. From 1983 to 1992 he was a sole practitioner in Anderson, South Carolina.

Ms. Smith has been the Director of Annual Giving for Clemson University since 1986.

Meetings and Committees of the Board of Directors

The Board of Directors held eleven meetings during 2002. All members attended at least 75% of the meetings of the Board and meetings of committees on which the member served. The Board of Directors has an Audit and Examining Committee which recommends engaging and discharging the independent auditors, reviews with the independent auditors the plan for and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing, reviews the scope of professional services provided by the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of the Company’s system of internal accounting controls. The Audit Committee recommended that Elliott Davis, LLC be reappointed as the Company’s independent auditors for 2003. The Audit Committee is currently comprised of Messrs. Davis, Wasson, Moore and Phillips. Mr. Davis serves as Chairman. The Audit Committee met twice during 2002. The Company does not have a Nominating Committee. During 2002, the entire Board of Directors performed the functions typically performed by a Nominating Committee. Mr. Patterson serves ex officio on all committees except the Audit Committee.

The Board of Directors has a Compensation Committee that reviews the Company’s compensation policies and benefit plans and makes recommendations regarding senior management’s compensation. The Compensation Committee is currently comprised of Messrs. Moore, Phillips, Shoemaker and Wasson. Mr. Shoemaker serves as Chairman. The Compensation Committee met two times during 2002. No members of the Compensation Committee are officers or employees of the Company.

The Board of Directors has a Trust Committee, which reviews the operation of the Company’s Trust Department. The Trust Committee is currently comprised of Ms. Smith and Messrs. Snead and George. Mr. George serves as Chairman. The Trust Committee met eleven times during 2002.

The Board of Directors has a Credit Committee, which reviews certain loan applications and other credit matters. The Credit Committee is currently comprised of Messrs. Davis, Gramling, Stringer, and Glenn. Mr. Gramling serves as Chairman. The Credit Committee met eleven times during 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, Palmetto Bancshares, Inc.’s Directors and Executive Officers are required to report their beneficial ownership of Palmetto Bancshares Common Stock and any changes in that ownership to the Securities and Exchange Commission (“Commission”). Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed. The Commission has established specific dates for such reporting and the Company is required to report in this Proxy Statement any failure to file by the established dates during 2002. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2002, all required Section 16(a) filings related to 2002 transactions applicable to its Executive Officers, Directors and greater than 10% beneficial owners were made on a timely basis with the following exceptions. Related to 2002 transactions, two Form 4s were filed late for Mr. Patterson. Mr. Gramling engaged in a single transaction that should have been filed on Form 4 but was instead filed on a Form 5 which was filed within Form 5 time requirements.

AUDIT COMMITTEE REPORT

The Audit Committee of the Palmetto Bancshares, Inc. Board of Directors is currently composed of four Directors and operates under a written charter adopted by the Board of Directors, a copy of which was provided to shareholders in connection with materials related to the 2001 Annual Meeting of Shareholders. Audit committee independence requirements under Section 301 of the Sarbanes Oxley Act of 2002 and related rules and regulations will not apply to the Company, as its securities are not listed on any national exchange. Nonetheless, each member of the Audit Committee is “independent” as outlined in the Securities and Exchange Commission’s currently proposed rules. In addition, each member is “independent” as defined by Sections 303.01 (B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Company’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the compliance by the Company with legal and regulatory requirements; and (iii) the independence and performance of the Company’s internal and external auditors. The Audit Committee also selects, subject to Board approval and shareholder ratification, the Company’s independent accountants. Management of the Company is responsible for the internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. One of the Audit Committee’s responsibilities is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management and the independent accountants and has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also received information regarding non-audit services to be performed and has considered whether the provision of these non-audit services by the independent accountants to the Company is compatible with maintaining the independence of the accountants.

Based upon the reports by, and discussions with, management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

The Directors who constitute the Audit Committee are:

W. Fred Davis, Jr., Chairman	Sam B. Phillips, Jr.
William S. Moore	J. David Wasson, Jr.

NAMED EXECUTIVE OFFICERS

The Company’s Named Executive Officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons represent the Company’s Chief Executive Officer and the two most highly compensated executive officers (with compensation over $100,000) during fiscal year 2002 (the “Named Executive Officers”).

Name	Age	Company Offices Currently Held	Company Officer Since
L. Leon Patterson	61	Chief Executive Officer	1982

Paul W. Stringer	59	President and Chief Operating Officer	1982

Ralph M. Burns, III	52	Treasurer	1990

Business Experience of Named Executive Officers

Mr. Patterson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Stringer’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Burns has served as Treasurer of the Company since April 1998. Mr. Burns served as a Vice President of the Company from April 1990 until April 1998. Mr. Burns also has served as Executive Vice President of The Palmetto Bank since September 1999. From January 1982 until September 1999, he served as Senior Vice President and Cashier of The Palmetto Bank, from January 1978 to December 1981, he served as Assistant Vice President and Cashier of The Palmetto Bank, and from January 1976 to December 1977, he served as Assistant Cashier of The Palmetto Bank.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Of Directors

Each non-employee Company Director received an annual retainer of $5,000 for service as a Director in 2002. In addition, such Directors received $750 for each regular Palmetto Bancshares Board meeting attended.

If a Director misses more than one Directors’ meeting and such absence is not excused by the Company, the Company reduces such fee by $750 for each unexcused absence. In accordance with the preceding, eleven directors received the full annual fee due to no unexcused absences. One director had one absence in excess of the grace absence, and his fees were reduced accordingly. The Company feels that these payments are an appropriate reflection of the Directors’ service and the number of Directors’ meetings attended.

Summary of Cash and Certain Other Compensation to Named Executive Officers

The following table presents information relating to total compensation paid by the Company during the last three calendar years to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			All Other Compensation (3) ($)
		Salary ($)	Bonus ($)	Other Compensation ($) (1) (2)
L. Leon Patterson,	2002	308,000	138,600	14,000	58,981
Director, Chairman of the Board	2001	280,000	119,000	14,000	47,731
and Chief Executive Officer	2000	230,000	16,100	12,500	47,731

Paul W. Stringer,	2002	275,000	123,750	14,000	45,127
Director, President and	2001	250,000	106,250	14,000	34,877
Chief Operating Officer	2000	200,000	14,000	12,500	34,877

Ralph M. Burns, III,	2002	115,500	51,975	-0-	648
Treasurer	2001	110,000	46,750	-0-	-0-
	2000	100,000	7,000	-0-	-0-

(1)	Included in Other Annual Compensation for Mr. Patterson and Mr. Stringer is the annual fee they received for their service as directors.
(2)	Certain amounts may have been expended by the Company that may have had value as a personal benefit to the Named Executive Officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such Named Executive Officer.
(3)	These amounts are comprised of premiums paid by the Company on behalf of Mr. Patterson, Mr. Stringer, and Mr. Burns with respect to life insurance not generally available to all Company employees.

Stock Option Exercises

The following table provides information concerning options for Company Common Stock exercised by each of the Named Executive Officers in 2002 and the value of options held by each at December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year

and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2002 Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at 2002 Fiscal Year-End ($) (1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
L. Leon Patterson	4,700	90,475	28,100/-0-	540,925/-0-
Paul W. Stringer	6,000	115,500	24,000/-0-	462,000/-0-
Ralph M. Burns, III	2,000	38,500	14,600/-0-	281,050/-0-

(1)	Based on the difference between the option exercise price and the current trading price of the Company’s stock at December 31, 2002.

Pension Plan

The following table sets forth the estimated annual benefits (in single-life annuity amounts) payable upon normal retirement in fiscal year 2002 to participants whose highest average five-year earnings and years of service are as listed. The table assumes integration at the current wage base of $84,900. At the end of 2002, the Named Executive Officers of the Company had the following final average compensation credited for purposes of the Pension Plan and number of years of service: Mr. Patterson, $320,157, 35 years; Mr. Stringer, $277,556, 33 years; and Mr. Burns, $131,824, 27 years.

Pension Plan Table

	Years of Service
Remuneration	20	25	30	35
$100,000	$30,872	$38,590	$46,308	$54,026
120,000	38,072	47,590	57,108	66,626
140,000	45,272	56,590	67,908	79,226
160,000 + up	52,472	65,590	78,708	91,826

The base compensation and any bonuses are covered by the Pension Plan. There is no variation between the compensation covered by the Pension Plan and the amounts listed in the Summary Compensation Table. The benefits of the Pension Plan are based on straight-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board makes decisions with respect to the compensation of the Company’s Named Executive Officers. Each member of the Compensation Committee is a non-employee director, and there are no interlocking relationships as contemplated in the Securities and Exchange Commission’s regulations. All decisions of the Compensation Committee relating to compensation matters are reviewed by the full Board of Directors. Set forth below is a report submitted by the Compensation Committee which addresses the Company’s compensation policies for 2002 with respect to Mr. Patterson as CEO, and Messrs. Stringer, and Burns, who together represent all Named Executive Officers of the Company who earned in excess of $100,000 during 2002.

General Compensation Policies and Specific Guidelines

The Compensation Committee believes that compensation arrangements should be structured so as to provide competitive levels of compensation that integrate pay with the Company’s performance goals. The Company has in place a Senior Management Incentive Plan (the “Bonus Plan”), which establishes a point system for determining incentive cash awards based on the extent to which the Company meets certain performance goals adopted by the Compensation Committee. The Bonus Plan provides that the thirteen members of senior management who are designated each year by the Compensation Committee (the “Senior Executives,” which includes the Named Executive Officers) will receive up to 50% of their base salary in incentive cash compensation if 100% of the performance goals are met and exceeded by specified amounts. For 2002, the Compensation Committee adopted seven performance goals, including return on assets, return on equity, net interest margin, net overhead ratio, net charge-off ratio, deposit growth and loan growth.

The Board sets base salaries after recommendation by the Compensation Committee. They are intended to reflect individual performance and responsibility and to represent compensation believed by the Compensation Committee to be appropriate for the Senior Executives.

Relationship of Performance to Executive Compensation

As described above, Company performance is an integral part in determining the compensation of Senior Executives. Assuming that 100% of the performance goals are met each year, approximately 33.3% of a Senior Executive’s total compensation will consist of incentive payments made pursuant to the Bonus Plan. In 2002, all seven performance goals were met or exceeded. Internal goals are the Company’s means of judging its performance.

Compensation Paid during 2002

Compensation paid to the Company’s executive officers in 2002 consisted of base salary and bonus.

Based on Company performance, the Senior Executives earned bonuses equal to 45% of their base salary at December 31, 2002, pursuant to the Bonus Plan.

Other Compensation Plans and Compensation

The Company has adopted certain executive officer life insurance plans and certain broad-based employee benefit plans in which Senior Executives participate. The value of these items for the Named Executive Officers is set forth in the Summary Compensation Table within the “All Other Compensation” column. Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation, on a case by case basis, in 2002. The foregoing benefits and compensation are not directly or indirectly tied to Company performance.

Mr. Patterson’s 2002 Compensation

Mr. Patterson’s 2002 compensation consisted of a base salary, cash bonus, split-dollar life insurance and supplemental life insurance policies, and certain perquisites (which did not exceed the lesser of $50,000 and 10% of his base salary and bonus) as set forth in the preceding paragraph that were available generally to all employees. Mr. Patterson’s base salary was $308,000 in 2002, as recommended by the Compensation Committee of the Board of Directors. Mr. Patterson also received $14,000 in annual fees for his service as director, which is included in the Summary Compensation Table above within the “Other Compensation” column. Mr. Patterson’s cash bonus was determined in accordance with the Bonus Plan discussed above and totaled 45% of his base salary, or $138,600, for 2002.

The Directors who constitute the Compensation Committee are:

James M. Shoemaker, Jr., Chairman	Sam B. Phillips, Jr.
William S. Moore	J. David Wasson, Jr.

PROPOSAL 2—PROPOSAL TO ADOPT THE AMENDMENT TO

PALMETTO BANCSHARES, INC. 1997 STOCK COMPENSATION PLAN

The Board of Directors and shareholders of the Company previously approved the adoption of the Palmetto Bancshares, Inc. 1997 Stock Compensation Plan (the “Plan”). Under the Plan as originally adopted, the Board (or a Committee of the Board (the “Committee”)) has the discretion to grant options for up to an aggregate maximum of 175,000 shares of the Company’s Common Stock.

The Board of Directors and the Compensation Committee recommend that the shareholders of the Company vote for the amendment (the “Amendment”) to increase the number of shares of Common Stock of the Company subject to the Plan by 100,000 shares, to an aggregate total of 275,000 shares. The Company believes that this will promote growth and profitability by increasing the personal participation of key employees and directors in the financial performance of the Company and will help enable the Company to attract and retain key employees and directors of outstanding competence by providing them with an equity opportunity in the Company. No additional terms of the Plan would be amended by this Amendment. Approval of the Amendment will require the affirmative vote of holders of the majority of the shares voting on the issue at the Annual Meeting. Abstentions and broker non-votes will not be counted.

The Plan

The purpose of the Plan is to promote the Company’s business and its growth and profitability by increasing the personal participation of key employees and directors in the financial performance of the Company and by enabling the Company to attract and retain key employees and directors of outstanding competence by providing them with an equity opportunity in the Company. The Board or a Committee of the Board administers the Plan.

Participation in the Plan is determined by the Board or Committee and is limited to those key employees of the Company, or its subsidiary, who are perceived to have a substantial impact on the Company’s long-term performance. In making each determination as to key employees to whom options will be granted and as to the number of shares to be subject thereto, the Board or Committee must take into account the level and responsibility of the person’s position, the level of the person’s performance, the person’s level of compensation, the assessed potential of the person and such additional factors as the Board or Committee deem relevant to the accomplishment of the Plan’s purposes. The Company believes that key employees and all of the directors of the Company are currently eligible to participate in the Plan. Because key employees are selected by the committee for participation, it is not possible to estimate their numbers in advance. However, at December 31, 2002, twenty-six of the Company’s employees participated in the Plan.

The term of each option is established by the Board or Committee, but may not exceed ten years (or five years for owners of more than 10% of the total combined voting power of all classes of stock of the Company or of a subsidiary) from the date of grant. Each option is exercisable according to such schedule as the Board of Directors or Committee may determine. The recipient of an option does not pay the Company any amount at the time of receipt of the option. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares subject to the option will again be available for the purposes of the Plan.

At the discretion of the Board or Committee, options granted under the Plan to key employees may be “incentive stock options” for federal income tax purposes. The Company is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an incentive stock option. The difference between the exercise price of such option and the market value of the shares of Common Stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. To qualify as an incentive stock option, the stock acquired by the participant must, among other things, be held for at least two years after the option is granted and at least one year after it is exercised. If the participant holds the stock for the period required for incentive stock option qualification, then he or she will be taxed only upon any gain realized upon disposition of the stock. The participant’s gain at that time will be equal to the difference between the sales price of the stock and the exercise price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of death of the decedent, none of the time requirements described in this paragraph shall apply. Directors will not receive incentive stock options.

If the participant fails to satisfy these time requirements, the option will be treated in a manner similar to options that are not incentive stock options. The participant is generally not taxed upon the grant of an option that is not an incentive stock option. Upon exercise of any such option, the participant recognizes ordinary income equal to the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the exercise price. Generally, the Company receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value at the date of exercise. If the participant fails to satisfy the time requirements described above with respect to an option intended to be an incentive stock option, the income to the participant and the deduction for the Company shall arise at the time of the early disposition and shall equal the excess of (a) the lower of the fair market value of the shares at the time of exercise or such value at the time of disposition over (b) the exercise price. The Plan does not satisfy all the requirements of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Nonetheless, the Company anticipates that none of the compensation payable pursuant to the Plan will lose its deductibility by reason of Section 162(m), because no Covered Employee (as defined in Section 162(m)) who can participate in the Plan is expected to receive in any fiscal year aggregate compensation that exceeds $1 million and does not qualify as performance-based compensation under Section 162(m).

The Plan provides that any option granted under the Plan will terminate on the date of a participant’s termination of employment with the Company or any subsidiary, unless the participant (a) dies while in the employ of the Company or any subsidiary, in which event the option may be exercised during the one-year period after the date of the participant’s death to the extent that the participant could have exercised the option immediately prior to his or her death; (b) becomes permanently or totally disabled within the meaning of Section 22(e)(3) of the Code (or any successor provision), in which event the option may be exercised during the one-year period after the date of termination of the participant’s employment to the extent that the participant could have exercised the option immediately prior to such termination; or (c) resigns or retires with the consent of the Company, in which event the option may be exercised during the three-month period after the participant’s resignation or retirement to the extent the participant could have exercised the option immediately prior to such resignation or retirement. In no event may an option be exercised after the expiration of its fixed term.

The Plan provides that no participant may sell any share of Common Stock acquired upon the exercise of an option within six months of the date of the grant of the underlying option.

Options granted pursuant to the Plan are not transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or in Title I of the Employee Retirement Income Security Act, or the rules thereunder. Options granted pursuant to the Plan which are intended to qualify as incentive stock options are not transferable except by will or the laws of descent and distribution and during a participant’s lifetime are exercisable only by him or her.

The price per share at which each option granted under the Plan may be exercised shall be such price as shall be determined by the Board or Committee at the time of grant based on such criteria as may be adopted by the Board or Committee at the time of grant in good faith; provided, however, that in no event shall the exercise price per share of an option be less than 100% of the fair market value of the Company’s shares of Common Stock on the date such option is granted. In the case of an option intended to qualify as an incentive stock option, the exercise price per share shall not be less than 100% (or 110% for owners of more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary) of the fair market value of the Common Stock at the time such option is granted.

A participant may exercise an option by completing each of the following steps: (a) indicating in writing the decision to exercise the option and delivering such notice to the Company; (b) tendering to the Company payment in full in cash (or, if the Board or Committee so determines at the time of grant, in shares of the Company’s Common Stock at the fair market value of such shares at the time of exercise) of the exercise price for the shares for which the option is exercised; (c) tendering to the Company payment in full in cash of the amount of all federal and state withholding or other employment taxes applicable to taxable income of the participant resulting from such exercise; and (d) complying with such other reasonable requirements as the Board or Committee may establish.

The Plan provides that it may be suspended, terminated or amended by the Board or Committee, except that shareholder approval would be required in the event an amendment were to (a) materially increase the benefits accruing to participants, (b) increase the number of securities issuable under the Plan (other than an increase pursuant to the antidilution provisions of the Plan), (c) change the class of individuals eligible to receive options or (d) otherwise materially modify the requirements for eligibility.

The Plan provides that no person, estate or entity shall have any of the rights of a shareholder with respect to shares subject to an option until a certificate for such shares has been delivered.

No certificate(s) for shares under the Plan may be executed and delivered upon exercise of an option until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the South Carolina Uniform Securities Act, as amended, any other applicable state securities law(s) and the requirements of any exchange on which the Common Stock may, at the time, be listed.

The Plan provides that it shall terminate on the close of business on December 8, 2007, and no option shall be granted under the Plan thereafter, but such termination shall not affect any option theretofore granted under the Plan.

The benefits to be received by the Company’s executives, directors and employees under the Amendment are not currently determinable.

Set forth below is information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2002. Security holders previously approved all equity compensation plans of the Company in existence at December 31, 2002.

Equity Compensation Plan Information

	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted Average Exercise Price Of Outstanding Options	Number Of Securities Remaining Available For Future Issuance
Equity compensation plans approved by security holders	260,775	$11.15	24,800

PERFORMANCE GRAPH

Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company’s Common Stock, the S&P 500 Index, and the NASDAQ Bank Index. The graph assumes $100 invested on December 31, 1997 in the Company’s Common Stock and in each of the indices.

Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02
Palmetto Bancshares, Inc.	100.00	132.14	152.62	164.92	172.96	176.76
S & P 500	100.00	126.67	146.19	136.06	123.01	99.65
NASDAQ Bank	100.00	88.23	80.25	94.92	105.00	109.51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company knows of no person who, or group that, owns beneficially more than 5% of the outstanding shares of Common Stock of the Company as of March 3, 2003, except as set forth below. (Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed.)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
L. Leon Patterson 301 Hillcrest Drive Laurens, SC 29360	557,248	(1)	8.80%

(1)	The number of shares shown as beneficially owned by Mr. Patterson includes 31,490 shares in his 401(k) account, 58,764 shares owned by Mr. Patterson’s wife, as to which shares Mr. Patterson disclaims beneficial ownership, and 28,100 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

The information below is furnished as of March 3, 2003 as to the Company’s Common Stock owned beneficially or of record by each of the Directors individually, by the Named Executive Officers and by all Directors and Named Executive Officers of the Company as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Directors
L. Leon Patterson	557,248	(2)	8.80%
Paul W. Stringer	86,768	(3)	1.37%
James M. Shoemaker, Jr.	19,200	(5)	(4)
John T. Gramling, II	19,000	(6)	(4)
W. Fred Davis, Jr.	57,845	(7)	(4)
David P. George, Jr.	13,511	(6)	(4)
J. David Wasson, Jr.	12,800	(5)	(4)
Michael D. Glenn	14,730	(5)	(4)
Ann B. Smith	6,200	(8)	(4)
Edward K. Snead, III	17,120	(9)	(4)
William S. Moore	22,200	(10)	(4)
Sam B. Phillips, Jr.	27,500	(11)	(4)
Named Executive Officer
Ralph M. Burns, III	55,782	(12)	(4)
Directors and Named Executive Officer as a Group (13 persons)	909,904	(1)*	14.37%

*	Please also refer to footnotes 2-3 and 5-12.

(1)	Beneficial ownership consists of shares owned directly or indirectly as well as shares underlying options or other rights to acquire the shares that are currently exercisable or that will be exercisable on or before May 3, 2003.

(2)	The number of shares shown as beneficially owned by Mr. Patterson includes 31,490 shares in the 401(k) account of Mr. Patterson, 58,764 shares owned by Mr. Patterson’s wife, as to which shares Mr. Patterson disclaims beneficial ownership, and 28,100 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(3)	The number of shares shown as beneficially owned by Mr. Stringer includes 25,858 shares in the 401(k) account of Mr. Stringer and 24,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(4)	Each of these persons owns less than one percent of the outstanding shares of common stock of the Company.

(5)	Also included are 5,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(6)	Also included are 4,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(7)	The number of shares beneficially owned by Mr. Davis includes 2,794 shares owned by his wife and 3,750 shares in an estate of which Mr. Davis is the executor. Mr. Davis disclaims beneficial ownership of these shares. Also included are 5,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(8)	The number of shares beneficially owned by Ms. Smith includes 500 shares each in trust accounts for her two sons, as to which she acts as custodian. Ms. Smith disclaims beneficial ownership of the trust account shares. Also included are 2,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(9)	The number of shares shown as beneficially owned by Mr. Snead includes 3,534 shares total in separate trust accounts for his two sons and one daughter, as to which he acts as Custodian. The number of shares also includes 1,410 shares owned by Mr. Snead’s wife. Mr. Snead disclaims beneficial ownership of the trust account shares and the shares owned by his wife. Also included are 5,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(10)	The number of shares beneficially owned by Mr. Moore includes 600 shares each in trust accounts for the benefit of Mr. Moore’s son and daughter. Mr. Moore disclaims beneficial ownership of these shares. Also included are 1,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(11)	Included are 2,000 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

(12)	The number of shares shown as beneficially owned by Mr. Burns includes 16,342 shares in the 401(k) account of Mr. Burns and 14,600 unissued shares that can be acquired by the exercise of stock options prior to May 3, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the Company’s directors and officers are also customers of the Company and have home mortgages, personal credit lines, credit cards, and other loans with the Company. All of these loans were made in the ordinary course of business, were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

James M. Shoemaker, Jr., a Director of the Company and Chairman of the Compensation Committee, is a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A. The firm was retained to provide legal services to the Company and its subsidiary during 2002, and management intends to retain the firm in 2003. Management believes services provided are on terms as favorable as could have been obtained from other non-affiliated parties.

INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of Elliott Davis, LLC, the Company’s independent auditor during 2002, will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. The Company has selected Elliott Davis, LLC as its independent auditors for 2003.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and employee benefit plans for the most recent fiscal year and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year were $77,700.

Financial Information Systems Design and Implementation Fees

There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Elliott Davis, LLC for the most recent fiscal year.

All Other Fees

The aggregate fees billed for all professional services rendered by Elliott Davis, LLC for the most recent fiscal year other than those described in the prior two paragraphs were $15,800. Such services include fees for the audit of the Company’s compliance with the Federal Deposit Insurance Corporation Improvement Act and fees for the preparation of the Company’s 2002 tax returns and related tax consultations. The Audit Committee has considered whether the provision of these services is compatible with maintaining Elliott Davis, LLC’s independence.

Change in the Company’s Certifying Accountant

On April 17, 2001, the Company’s Board of Directors, at the recommendation of its Audit Committee, terminated the engagement of KPMG LLP, Greenville, South Carolina, as the Company’s certifying accountants.

The report of KPMG LLP on the financial statements of the Company for either of the last two fiscal years prior to the termination did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and subsequent interim periods preceding the date of termination of the engagement of KPMG LLP, the Company was not in disagreement with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with the report.

The required letter from KPMG LLP with respect to the above statements was attached to the Form 8-K filed by the Company on April 17, 2001 as an Exhibit.

On April 17, 2001, the Company’s Board of Directors, at the recommendation of its Audit Committee, engaged Elliott Davis & Company, LLC, Greenville, South Carolina, as the Company’s certifying accountants. The Company has not consulted with Elliott Davis & Company, LLC during the two most recent fiscal years prior to the engagement nor during any subsequent interim period prior to its engagement regarding the application of accounting principles to specific transactions, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

OTHER MATTERS

Shareholder Proposals

Proposals by shareholders for consideration at the 2004 Annual Meeting of Shareholders must be received at the Company’s offices at 301 Hillcrest Drive, Post Office Box 49, Laurens, South Carolina 29360, no later than November 14, 2003, in order to be eligible for inclusion in the Company’s proxy materials for its 2004 Annual Meeting. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied. Any shareholder desiring to submit a proposal to an annual or special meeting of shareholders shall submit information regarding the proposal, together with the proposal, to the Company at least 45 days prior to the shareholders’ meeting at which such proposal is requested to be presented.

Other Business

Management is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

Financial Information

The Company’s 2002 Annual Report on Form 10-K (without exhibits) and 2002 Summary Annual Report are being mailed to shareholders contemporaneously with these Proxy Materials. The Company will provide without charge to any shareholder of record as of March 3, 2003, who so requests in writing, an additional copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2002 filed with the Securities and Exchange Commission. Any such request should be directed to Palmetto Bancshares, Inc., Post Office Box 49, Laurens, South Carolina 29360, Attention: Corporate Secretary.

By order of the Board of Directors,

L. LEON PATTERSON

Chairman and

Chief Executive Officer

March 18, 2003

Laurens, South Carolina